Exhibit 3.103

CERTIFICATE OF FORMATION

OF

HHC ONE PARK BOULEVARD, LLC

This Certificate of Formation of HHC One Park Boulevard, LLC (the “LLC”), dated as of November 18, 2005, is being duly executed and filed by Dana Taylor, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq).

FIRST: The name of the limited liability company formed hereby is:

HHC One Park Boulevard, LLC

SECOND: The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

THIRD: The name and address of the registered agent for service of process of the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Dana Taylor
Dana Taylor, Authorized Person

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: HHC ONE PARK BOULEVARD, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows: Strike out the statement relating to the limited liability company’s registered office and registered agent and substitute in lieu thereof the following statement:

“The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.” .

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 1st day of March, A.D. 2006.

By:	/s/ Dana Taylor
Authorized Person(s)

Name:	Dana Taylor
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